UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CITIZENS HOLDING COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Citizens Holding Company

521 Main Street

Philadelphia, Mississippi 39350

March 19, 2021

Dear Shareholders:

On behalf of our Board of Directors, we cordially invite you to attend the 2021 Annual Meeting of Shareholders of Citizens Holding Company (the “Annual Meeting”). The Annual Meeting will be held beginning at 4:30 p.m., Central daylight time, on Tuesday, April 27, 2021, at the main office of The Citizens Bank of Philadelphia, 521 Main Street, Philadelphia, Mississippi 39350. The formal Notice of the Annual Meeting appears on the next page.

The Annual Meeting has been called for the following purposes: (1) to elect the four Class I directors named herein, each for a three-year term; (2) to approve, on an advisory (non-binding) basis, our executive officer compensation; (3) to ratify our Board of Directors’ appointment of our independent public accountants for the fiscal year ending December 31, 2021; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The accompanying proxy statement provides detailed information concerning the matters to be voted on at the Annual Meeting. We are first distributing the accompanying proxy statement and proxy card to our shareholders on or about March 19, 2021. We urge you to review the proxy statement and each of the proposals carefully. Regardless of the number of shares of our common stock you own, it is important that your views be represented regardless of whether you are able to be present at the Annual Meeting. Please take a moment now to sign, date and mail the enclosed proxy card in the postage prepaid envelope. Our Board of Directors recommends a vote “FOR” each proposal.

We are grateful for our shareholders’ continued interest in Citizens Holding Company and are pleased that in the past so many of you have voted your shares either in person or by proxy. We hope you will continue to do so and again urge you to return your proxy card as soon as possible.

Sincerely,

/s/ Greg L. McKee
Greg L. McKee
President and Chief Executive Officer

Citizens Holding Company

521 Main Street

Philadelphia, Mississippi 39350

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

TIME:	4:30 p.m., Central daylight time, on Tuesday, April 27, 2021

PLACE:	The Citizens Bank of Philadelphia 521 Main Street Philadelphia, Mississippi 39350

ITEMS OF BUSINESS:

(1)   To elect the four Class I director nominees named herein, each for a three-year term;

(2)   To approve, on an advisory (non-binding) basis, our executive officer compensation;

(3)   To ratify our Board of Directors’ appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(4)   To transact any other business that may properly come before the Annual Meeting or any adjournments thereof.

RECORD DATE:	You can vote if you are a shareholder of record as of the close of business on March 12, 2021.

ANNUAL REPORT:	Our 2020 Annual Report, which is not a part of the proxy solicitation materials accompanying this notice, is enclosed.

PROXY VOTING:	It is important that your shares of common stock be represented and voted at the Annual Meeting. Please mark, sign, date and promptly return the enclosed proxy card in the postage paid envelope. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

INTERNET AVAILABILITY:	Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 27, 2021. The proxy statement, proxy card and annual report are available at www.citizensholdingcompany.com/proxymaterials.

By Order of the Board of Directors

/s/ Mark D. Taylor
Mark D. Taylor
Secretary

Philadelphia, Mississippi

March 19, 2021

CITIZENS HOLDING COMPANY

PROXY STATEMENT

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ii

iii

CITIZENS HOLDING COMPANY

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 27, 2021

This proxy statement is furnished to the shareholders of Citizens Holding Company in connection with the solicitation of proxies by our Board of Directors for the 2021 Annual Meeting of Shareholders to be held at 4:30 p.m., Central daylight time, on Tuesday, April 27, 2021, at our main office, 521 Main Street, Philadelphia, Mississippi 39350, and any adjournments or postponements thereof (the “Annual Meeting”). In this proxy statement, Citizens Holding Company is referred to as “Citizens,” “we,” “our,” “us,” or “the Company,” and The Citizens Bank of Philadelphia is referred to as the “Bank.” We are first distributing this proxy statement and accompanying proxy card to our shareholders on or about March 19, 2021.

VOTING YOUR SHARES

Why am I receiving these materials?

You are receiving a proxy statement because you owned shares of our common stock on March 12, 2021 and that entitles you to vote at the Annual Meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so you can make an informed decision.

Who is soliciting proxies from the shareholders?

Our Board of Directors is soliciting the enclosed proxy. The proxy provides you with the opportunity to vote on the proposals presented at the Annual Meeting.

What will be voted on at the Annual Meeting?

The enclosed proxy provides the opportunity for you to vote on the following proposals:

1.	to elect the four Class I directors named herein, each for a three-year term;

2.	to approve, on an advisory (non-binding) basis, our executive officer compensation; and

3.	to ratify our Board of Directors’ appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2021.

For the proposal to elect directors, you may vote “FOR” all of the nominees in Class I, “FOR” one or more nominees in Class I but not the others, or you may “WITHHOLD” your vote for all nominees in Class I. For proposals 2 and 3, you may vote “FOR” the approval of the proposal or “AGAINST” its approval, or you may “ABSTAIN” from voting on the proposal. The enclosed proxy card also gives the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the Annual Meeting. Each proposal is a separate matter for the shareholders to vote on. No one proposal’s approval is subject to or conditioned upon the approval of any other proposal.

Who bears the cost of the proxy solicitation?

We generally bear all costs of soliciting proxies. We have retained and pay a fee to American Stock Transfer and Trust Company to act as our registrar and transfer agent and to assist in the solicitation of proxies, but we pay no separate compensation solely for the solicitation of proxies. We intend to solicit proxies primarily through the use of the mail. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or overnight delivery service. These individuals will not receive separate compensation for these services. We will also, in accordance with the regulations of the Securities and Exchange Commission (the “SEC”), reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.

Who can vote at the Annual Meeting, and how are votes cast?

Our Board of Directors fixed the close of business on Friday, March 12, 2021, as the record date for our Annual Meeting. Only shareholders of record on that date are entitled to receive notice of and to vote at the Annual Meeting. As of March 12, 2021, our only outstanding class of securities was our common stock, $0.20 par value per share. On that date, we had 22,500,000 shares of common stock authorized of which 5,587,070 shares of common stock were outstanding.

You can vote either in person at the Annual Meeting (if you, rather than your broker, are the record holder of the stock) or by proxy. To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and either return it in the enclosed postage-paid envelope in time for us to receive it prior to the Annual Meeting or attend the Annual Meeting and submit the proxy at that time.

Can I vote if I hold my shares of common stock in “street name?”

If on March 12, 2021 your shares of common stock were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How many votes must be present to hold the Annual Meeting?

A “quorum” must be present to hold our Annual Meeting. A majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Your shares, once represented for any purpose at the Annual Meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the Annual Meeting.

How many votes does a shareholder have per share of common stock?

Our shareholders are entitled to one vote for each share of common stock held.

What vote is required for approval of proposals at the Annual Meeting?

The vote required to elect directors is described below.

For all other proposals brought before the Annual Meeting, each proposal is approved if the votes cast “FOR” each proposal are greater than the votes cast “AGAINST” each proposal.

How are directors elected?

At the Annual Meeting, you will consider a proposal to elect the four Class I directors named herein. Our bylaws provide that our directors are elected by a majority vote. Majority voting provides that nominees for directors are elected by the shareholders so long as the nominee receives more votes “FOR” than “AGAINST”; provided that if there are more nominees than positions standing for election, then the directors are elected by a plurality of votes. For example, if there are four director positions being voted on, and there are four nominees, these four nominees will be elected as the directors so long as a majority of the shareholders eligible to vote at the meeting vote in favor of the directors. If there are five nominees for four positions, then the four nominees receiving the most votes get the board positions.

How will my proxy be voted, and how are votes counted?

When your proxy card is returned, properly signed and dated, the proxy holders will vote your shares of common stock at the Annual Meeting as you instruct on your proxy card, including any adjournments or postponements of the Annual Meeting. If your proxy card is signed, but no instructions are given, the proxy holders will vote your shares of common stock at the Annual Meeting as follows:

1.	“FOR” the election the four Class I director nominees named herein, each to serve a three-year term;

2.	“FOR” the approval, on an advisory (non-binding) basis, of our executive officer compensation; and

3.	“FOR” the ratification of our Board of Directors’ appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2021.

If you hold your shares in “street name,” you must provide voting instructions to your broker. If you do not provide instructions to your broker, the shares will not be voted on for any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote.” We will treat broker non-votes as shares present for the purpose of determining whether a quorum is present at the Annual Meeting, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count broker non-votes as a vote “FOR” or “AGAINST” a matter or as an abstention on the matter. Proposal 1 and Proposal 2 are considered non-routine matters on which your broker will not be entitled to vote your shares without your voting instructions. Proposal 3 is considered a routine matter for broker voting purposes.

Under Mississippi law, an abstention by a shareholder, who is either present in person at the Annual Meeting or represented by proxy, is not a vote “cast” and is counted neither “FOR” nor “AGAINST” the matter subject to the abstention.

Can a proxy be revoked?

Yes. You can revoke your proxy at any time before it is voted. You may revoke your proxy by giving written notice to our secretary before the Annual Meeting or by granting a subsequent proxy. If you, rather than your broker, are a record holder of our stock, a proxy can also be revoked by appearing in person and voting at the Annual Meeting. Written notice of the revocation of a proxy should be delivered to the following address: Secretary, Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

STOCK OWNERSHIP

Does any person own more than 5% of our common stock?

The following table sets forth as of March 12, 2021, each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, excluding any director or officer whose ownership is reflected in the next table. Beneficial ownership has been determined under Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock issued and outstanding as of March 12, 2021, which was 5,587,070.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Molpus Company and Richard H. Molpus, Jr. 502 Valley View Drive Philadelphia, Mississippi 39350	365,629	(1)	6.5%

(1)

Based upon a Schedule 13G/A filed jointly by the Molpus Company and Richard H. Molpus, Jr. on January 20, 2021 with the SEC. Of the shares of common stock, par value $0.20 per share, of Citizens Holding Company covered by that Schedule 13G, (i) 190,000 shares of our common stock are held by the Molpus Company; (ii) 87,733 shares of our common stock are owned by Mr. Molpus personally; and (iii) 87,896 shares of common stock that are owned by the Dick Molpus Foundation, a non-profit organization of which Richard H. Molpus, Jr., Terrell Winstead and Jimmy Jon Josey are directors and as to which Mr. Molpus has sole investment and voting power.

How much stock do our directors, nominees and executive officers beneficially own?

The following table includes information about the common stock owned by our directors, nominees and named executive officers as of March 12, 2021, including their name and the number of shares beneficially owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock issued and outstanding as of March 12, 2021, which was 5,587,070 shares, and the number of options exercisable within sixty days of March 12, 2021. Unless otherwise noted, these persons have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The address of each director and executive officer is Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

	Amount and Nature of Beneficial Ownership
	Direct	Options Exercisable Within 60 Days	Other		Total	Percent of Class
Directors and Nominees:
Craig Dungan, MD	59,330	—	232	(1)	59,562	1.1%
Don L. Fulton	27,674	3,000	—		30,674	*
Donald L. Kilgore	10,703	3,000	—		13,703	*
David A. King	141,341	3,000	2,650	(2)	146,991	2.6%
Herbert A. King	111,344	3,000	9,543	(3)	123,887	2.2%
Daniel Adam Mars	23,577	1,500	—		25,077	*

	Amount and Nature of Beneficial Ownership
	Direct	Options Exercisable Within 60 Days	Other		Total	Percent of Class
David P. Webb	19,729	3,000	—		22,729	*
Terrell E. Winstead	20,649	3,000	—		23,649	*
Gregory E. Cronin	7,647	—	—		7,647	*
Jane D. Crosswhite	1,250	—	—		1,250	*

Named Executive Officers:
Greg L. McKee(4)	54,870	—	1,295	(5)	56,165	1.0%
Phillip R. Branch	464	—	—		464	*
Robert T. Smith(5)	18,653	—	—		18,653	*

All directors, nominees and executive officers as a group (13 persons):	497,231	19,500	13,720		530,451	9.5%

*	Less than 1% of the outstanding common stock.

(1)	Indicates shares owned by Craig Dungan’s spouse in a retirement account.

(2)	Indicates 2,650 shares owned by David A. King’s spouse, who exercises sole voting and investment power with respect to the shares and as to which Mr. King disclaims beneficial ownership.

(3)	Includes 9,543 shares owned by K&D, L.P., a Mississippi limited partnership of which Mr. King is the controlling general partner and as to which shares Mr. King has voting and investment power.

(4)	Also a director of the Company. Indicates shares owned by Greg L. McKee’s spouse in a retirement account of which Mr. McKee is the beneficiary.

(5)	Retired as CFO on September 30, 2020.

BOARD OF DIRECTORS

How many directors serve on the Board of Directors, and who are the current directors?

A total of eleven directors currently serve on our Board of Directors. There are three classes of directors. Currently, four directors are in Class I, three directors are in Class II, and four directors are in Class III. Under the proposals described later in this proxy statement, the current Class I directors, whose terms expire at the Annual Meeting, have been nominated for reelection, with the exception of Don Fulton, who is retiring from the board. The Nominating Committee is nominating a replacement for this director position that will be discussed in detail in Proposal Number I – Election of Directors in this proxy. If all our Board of Directors’ nominees for election as directors are elected by our shareholders, there will be four directors in Class I, three directors in Class II and four directors in Class III.

Our Chief Executive Officer does not serve as the Chairperson of our Board of Directors. Our Board of Directors believes that having an outside director serve as the Chairperson helps to ensure that the non-employee directors take an active leadership role on our Board of Directors, and that this leadership structure is beneficial to the Company.

The term of office of each Class I director expires at the Annual Meeting, the term of office of each Class II director expires at the 2022 Annual Meeting, and the term of office of each Class III director expires at the 2023 Annual Meeting.

CLASS I DIRECTORS (NOMINEES FOR ELECTION)

Gregory E. Cronin, 58, joined our Board of Directors in 2019. Mr. Cronin is the Gulf Coast Area president of the Bank. Prior to joining the bank in October 2019, Mr. Cronin served as President and CEO of Charter Bank since 2008. As a long-time bank executive, Mr. Cronin provides expertise into the day to day bank operations and the related loan functions.

Donald L. Kilgore, 71, joined our Board of Directors in 2001. Mr. Kilgore is a practicing attorney after serving in Mississippi Attorney General’s Office as an Assistant Attorney General from 2015 until 2019. Prior to that, he served as the Attorney General for the Mississippi Band of Choctaw Indians beginning in March 2005. Prior to that time, he was engaged in the practice of law for 26 years as a partner of the law firm of Alford, Thomas and Kilgore. As a practicing attorney, Mr. Kilgore offers expertise regarding real estate and contract law issues.

Herbert A. King, 69, joined our Board of Directors in 1997 and currently serves as Chairman of our Board of Directors. Mr. King is a civil engineer and has been associated with King Engineering, Inc. since 1990. King Engineering is primarily engaged in general civil engineering and land surveying. As a civil engineer, Mr. King provides insight into the ramifications of certain engineering issues impacting our potential real estate loans.

Jason R. Voyles, 43, joined our Board of Directors in 2021. Mr. Voyles is a licensed real estate broker and has been serving as President of Spectrum Capital since 2006. Prior to that time, Mr. Voyles served as the Vice President of Corporate Development for W. G. Yates and Sons, Inc., a general contractor doing business worldwide, since 2009. As a real estate professional, Mr. Voyles provides a deep knowledge of commercial real estate transactions and as an executive of a real estate company provides a perspective into what our customers value.

CLASS II DIRECTORS

David A. King, 66, joined our Board of Directors in 1997 and currently serves on the loan committee. Since 1977, Mr. King has been the proprietor of Philadelphia Motor Company, a company primarily engaged in wholesale and retail auto parts sales. As a small business owner, Mr. King provides a first-hand perspective regarding the needs of a typical small business owner, including loans, deposit operations and other services.

Greg L. McKee, 59, joined our Board of Directors in 2001. Mr. McKee has been employed as the President and Chief Executive Officer of the Bank since January 1, 2003. Prior to becoming Chief Executive Officer, he was employed as President of the Bank since January 2002. He was previously employed by the Bank as an Executive Vice-President, Senior Vice-President and Vice-President prior to January 2002. As our current Chief Executive Officer, Mr. McKee is uniquely qualified to advise the Board of Directors on our operations, competition and industry.

Terrell E. Winstead, 59, joined our Board of Directors in 2007. Since 1987, Mr. Winstead has been employed by The Molpus Company, now doing business as Molpus Woodlands Group. During that time, he has served as Controller, Vice President of Finance, Chief Financial Officer and is now Executive Vice President. As a Certified Public Accountant, Mr. Winstead offers accounting expertise and financial sophistication to the audit committee and to the Board of Directors.

CLASS III DIRECTORS

Jane D. Crosswhite, 59, is the Executive Vice-President and Secretary/Treasurer of Williams Brothers Incorporated, a general merchandise store located in Philadelphia, Mississippi, that was started by her family in 1907. She began working there part-time in 1979 and transitioned to full-time in 1983. Ms. Crosswhite brings a wealth of experience in the retail business and tremendous knowledge of the general economy in our service area.

Craig Dungan, MD, 58, joined our Board of Directors in 2008. Dr. Dungan is a physician specializing in gastroenterology and has been associated with Meridian Gastroenterology PLLC since 2004. Prior to that time, he practiced as a member of the Rush Medical Group. As a physician, he brings a unique perspective to the Board of Directors regarding the needs of the medical community, especially as it relates to the Meridian, Mississippi geographic market.

Daniel Adam Mars, 41, joined our Board of Directors in 2007. Mr. Mars is currently serving in the capacity as the business manager for Mars, Mars and Mars, Attorneys-at-Law. Mr. Mars has been the owner of MMM Investments LLC since 2004. As a real estate professional, Mr. Mars’ insight into the local real estate market is invaluable to our Board of Directors when evaluating potential real estate loans.

David P. Webb, 61, joined our Board of Directors in 1998. Mr. Webb is a tax attorney and has been engaged in the practice of law since 1986. He is currently a shareholder of the law firm of Baker, Donelson, Bearman, Caldwell and Berkowitz, PC. As a practicing attorney and Certified Public Accountant, Mr. Webb provides both legal and accounting expertise.

RETIRING DIRECTOR

Don L. Fulton, 74, joined our Board of Directors in 1994. Until his retirement in 2017, Mr. Fulton had served as the Corporate Project Evaluation and Review Team Coordinator for W. G. Yates and Sons, Inc., a general contractor doing business worldwide, since 2009. From 1977 to 2009, he was President and General Manager of Nemanco, Inc., a company that was primarily engaged in garment manufacturing. As a former president, Mr. Fulton offered expertise in strategic planning and lent invaluable insight to the problems and needs of small and medium size businesses.

Are the directors independent?

Our Board of Directors has determined that each of Craig Dungan, Jane D. Crosswhite, Donald L. Kilgore, Herbert A. King, David A. King, Daniel Adam Mars, David P. Webb, Terrell E. Winstead, Don L. Fulton and our nominee, Mr. Jason R. Voyles is “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Our Board of Directors considered certain relationships between our directors and nominees for director and us when determining each director’s or nominee’s status as an “independent director” under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In particular, our Board of Directors noted that we engaged Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, a law firm of which David P. Webb was a shareholder in 2020, to provide advice in various legal areas, including tax audits, employee benefits, civil litigation defense and general corporate law. Our Board of Directors determined that this relationship did not affect the status of Mr. Webb as an “independent director.”

There are no family relationships between any director, executive officer or persons nominated to become a director, except that David A. King and Herbert A. King are brothers.

Who are the directors of the Bank?

All of our continuing directors presently serve on the Board of Directors of the Bank.

How are directors compensated?

During 2020, each of our directors, including Mr. McKee, who is our employee and an employee of the Bank, received an annual retainer of $18,300, a year-end payment of $1,525     and an additional payment of $125 for each Board of Directors meeting attended. Directors who serve on the Bank’s loan committee received an additional $100 per month. Mr. McKee’s director fees are included in the “All Other Compensation” column of the Summary Compensation Table in the “Executive Compensation” section below.

We currently maintain two stock option plans for the benefit of our nonemployee directors, the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. During 2020, 750 shares of restricted stock were granted to all of the directors under the 2013 Incentive Compensation Plan. We have no plans to grant future awards under the 1999 Directors’ Stock Compensation Plan.

Directors may elect to participate in the Directors’ Deferred Fee Plan maintained by the Bank. A participating director elects to defer all or part of his fees to a bookkeeping account maintained by the Bank for a period of ten years. Interest is credited to the account at 100% of Moody’s Average Corporate Bond Rate, subject to a contractual rate floor of 6.54%. Benefits are generally payable when a director attains age 70. The Bank has elected to purchase individual life insurance policies to fund its obligations under this plan.

The following table details the cash compensation, equity awards and change in the value of the deferred compensation arrangements for the year 2020.

	Total 2020 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Equity Awards(2)	Deferred Compensation Change	Total
Gregory E. Cronin	$21,325	$15,368	$—	$36,693
Jane D. Crosswhite(3)	16,375	15,368	—	31,743
Craig Dungan, MD	21,325	15,368	14,772	51,465
Don L. Fulton	22,525	15,368	9,728	47,621
Donald L. Kilgore	21,325	15,368	—	36,693
David A. King	22,525	15,368	16,913	54,806
Herbert A. King	21,325	15,368	16,913	53,606
Daniel Adam Mars	21,225	15,368	7,235	43,828
David P. Webb	21,325	15,368	12,237	48,930
Amzie T. Williams (4)	4,950	15,368	—	20,318
Terrell E. Winstead	22,525	15,368	—	37,893

(1)	Includes amounts voluntarily deferred to our deferred compensation plans.
(2)

Amounts represent the aggregate grant date fair value, as computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of 750 shares of stock granted to each director on April 29, 2020.

(3)	Fees earned are for the nine-month period that Mrs. Crosswhite has served on the Board.
(4)	Fees earned are for the three-month period that Mr. Williams has served on the Board.

How many meetings did our Board of Directors hold during 2020?

Our Board of Directors meets monthly, generally in a joint session with the Board of Directors of the Bank. During 2020, our Board of Directors met 14 times. There were 12 regular monthly meetings and two special meetings. Each director attended at least 75% of all meetings held by our Board of Directors and the committees on which he served. The members of our Board of Directors who are “independent directors,” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, met in executive session one time in 2020.

Our Board of Directors does not have a policy regarding director attendance at the Annual Meeting. Last year, all of the directors attended the Annual Meeting, and we expect that all directors will attend this year’s Annual Meeting.

What committees has our Board of Directors established?

Our Board of Directors has established an audit committee, a compensation committee and a nominating committee. The composition and responsibilities of the audit committee and the nominating committee are described below. The composition and responsibilities of the compensation committee are described in the “Compensation Discussion and Analysis” section below.

Who serves on the audit committee, and what are its responsibilities?

Terrell E. Winstead (Chairman), Don L. Fulton, Herbert A. King and Jane D. Crosswhite are the members of the audit committee. Our Board of Directors has determined that each member of the audit committee is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and that each meets the criteria for independence set forth in Rule 10A-3 under the Exchange Act. Our Board of Directors has determined that Terrell Winstead qualifies as an “audit committee financial expert” as such term is defined under SEC regulations and satisfies the financial sophistication requirements of Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules. Our Board of Directors has adopted a written charter for the audit committee that details its authority, powers and responsibilities. The committee periodically reviews the charter and makes appropriate revisions. A copy of the audit committee charter can be found on our website, www.citizensholdingcompany.com, under the “Investor Relations—Corporate Governance” tab. The information on our website is not incorporated into this proxy statement.

The audit committee reviews our financial reporting process on behalf of our Board of Directors. The audit committee’s duties and responsibilities include the following:

•	appointing (which includes the power to dismiss), compensating and overseeing our independent auditors;

•	monitoring the integrity of our financial reporting process and system of internal controls;

•	monitoring the independence and performance of our independent auditors and internal auditing department;

•	reviewing and establishing internal policies and procedures regarding audits, accounting and other financial controls;

•	reviewing the adequacy of our internal controls and determining whether new controls or procedures are necessary;

•	pre-approving all auditing and permitted non-audit services provided by our independent auditors;

•	providing an avenue of communication among our independent auditors, management, the internal auditing department, and our Board of Directors; and

•

establishing procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

During 2020, the audit committee held five meetings.

Who serves on the nominating committee, and what are its responsibilities?

The members of the nominating committee are Herbert A. King (Chairman) and Don L. Fulton. Our Board of Directors has determined that each member of the nominating committee is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The nominating committee has adopted a charter that details its authority, powers and responsibilities. The committee periodically reviews the charter and makes appropriate revisions. A copy of the nominating committee charter can be found on our website, www.citizensholdingcompany.com, under the “Investor Relations—Corporate Governance” tab. The information on our website is not incorporated into this proxy statement.

The nominating committee is responsible for interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors and its committees. The nominating committee prepared the slate of candidates for election at the Annual Meeting and presented this list to our Board of Directors for their approval.

The nominating committee seeks recommendations from our existing directors to identify potential candidates to fill vacancies on our Board of Directors. The nominating committee will also consider nominees who are recommended by our shareholders. The nominating committee evaluates all nominees for election as a director, whether such individuals are recommended by our current directors, by shareholders or otherwise, using the following criteria:

•	the candidate’s independence for purposes of the Nasdaq Marketplace Rules and SEC rules;

•	the candidate’s financial sophistication for purposes of service as a member of the audit committee;

•	the candidate’s experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;

•	the candidate’s capacity and desire to represent the best interests of the shareholders as a whole and not a special interest group or constituency;

•	the candidate’s familiarity with and participation in the local community and prominence and reputation in his or her profession; and

•	the candidate’s record of honest and ethical conduct, personal integrity and independent judgment.

The nominating committee also looks at the potential candidates with a purpose to include a diversity of job and life experiences drawn from shareholders throughout the geographic market served by us. We pay special attention to maintain a group of directors from diverse areas of expertise to add value to the Board of Directors and the decisions that they make. We believe that a board of directors that draws experience from a variety of professions will have the ability to consider all views prior to making decisions.

Shareholder nominations must be made in accordance with our bylaws. For shareholder nominations of directors for the 2021 Annual Meeting, nominations should be made in writing and delivered to the nominating committee at the following address: Secretary, Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350. As provided in our bylaws, the shareholder’s notice must be timely and set forth as to each nominee:

•	the reason for making such nomination;

•	all arrangements or understandings between the recommending shareholder and the nominee;

•	all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the nominee’s written consent to being named in the proxy statement and to serve as a director if elected.

The shareholder’s notice must also set forth the name and address of the nominating shareholder and the class and amount of our stock that such shareholder beneficially owns, including evidence to support the shareholder’s ownership of such shares. If a shareholder intends to recommend a nominee for election as director or proposes any other business for consideration at an annual meeting on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the name and address of such beneficial owner, as well as the class and number of shares of our stock owned by such beneficial owner.

The nominating committee held one meeting in 2020.

What role does the Board of Directors play in risk management?

Both the Board of Directors as a whole and its respective committees serve an active role in overseeing management of our risks. Our Board of Directors regularly reviews, with members of our senior management and outside advisors, information regarding our strategy and key areas of the Company including operations, finance, legal and regulatory, as well as the risks associated with each. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and reviewing the risks associated with our overall compensation practices and policies for all of our employees. The audit committee oversees risks associated with financial matters such as accounting, internal controls over financial reporting, tax, fraud assessment and financial policies. The nominating committee manages risks associated with corporate governance policies, the independence of our Board of Directors and potential conflicts of interest.

How does our Board of Directors respond to shareholder questions?

We do not have a formal procedure that you must follow to send questions and other communications to the Board of Directors. However, our Board of Directors does receive communications from shareholders, from time to time, and addresses the communications as appropriate. You can send communications to our Board of Directors by contacting our Treasurer and Chief Financial Officer, Phillip R. Branch, in one of the following ways:

•	In writing, to Citizens Holding Company, 521 Main Street Philadelphia, Mississippi 39350, Attention: Phillip R. Branch, Treasurer and Chief Financial Officer;

•	By email at Phillip.branch@thecitizensbank.bank; and

•	By phone at (601) 656-4692.

If you request information or ask questions that can more efficiently be addressed by management, the Treasurer and Chief Financial Officer will respond to your questions. The Treasurer and Chief Financial Officer will forward to the audit committee any shareholder communication concerning employee fraud or accounting matters. The Treasurer and Chief Financial Officer will forward to the full Board of Directors any communication relating to corporate governance or requiring action by our Board of Directors.

What are our policies and procedures regarding the review, approval or ratification of related person transactions?

On December 19, 2006, our Board of Directors adopted a written related person transaction policy, entitled “Policy and Procedures With Respect To Related Person Transactions” (referred to as the “Related Person Policy”). The Related Person Policy is administered by our audit committee. It covers any transaction, relationship or arrangement (or series of transactions, relationships or arrangements) (1) in which we or any of our subsidiaries participate or will participate, (2) where the amount involved exceeds $50,000 and (3) in which any of the following persons or entities (referred to as “related persons”) has or will have a direct or indirect material interest: (x) any of our directors, executive officers, or any owner of 5% or more of our securities, (y) any immediate family member of any of the foregoing persons, or (z) any firm or other entity in which any of the foregoing persons is a partner, principal or holder of a 5% or greater beneficial ownership interest. Any covered transaction, relationship or arrangement is referred to as a “related person transaction.”

Pursuant to the Related Person Policy, the audit committee requires our directors and executive officers to compile a list of all related persons of the director or executive officer. Such information is also requested from owners of greater than 5% of our common stock. Nominees for election as a director and persons appointed as directors or executive officers also must compile a list of related persons for the audit committee. The directors and executive officers must provide the audit committee with updates of their list of related persons when necessary. The audit committee, in its discretion, may also examine publicly-available information to ensure that each list of related persons is accurate and complete.

Once a master list of related persons is prepared, the audit committee distributes this list to the loan committee and to our Treasurer and Chief Financial Officer, who will distribute the list to such other individuals as he deems appropriate. The loan committee and other individuals then use this master list to determine if any existing or proposed transaction is a related person transaction. If a proposed related person transaction is identified, then the audit committee gathers information about the transaction, including, among other things, (1) the related person involved, (2) the material facts of the proposed transaction, including the amount involved, (3) the benefits of the transaction to us, (4) the availability of other sources of comparable products or services, and (5) an assessment of whether the terms of the proposed transaction are comparable to those available to unrelated third parties.

With this information, the audit committee determines whether the proposed related person transaction should be approved. If an audit committee member has an interest in the subject transaction, he or she is not permitted to participate in the review of the transaction. Under the Related Person Policy, the audit committee may only approve a related person transaction that is in, or at least not inconsistent with, the best interests of us and our shareholders.

If the loan committee or any other person becomes aware of an ongoing related party transaction that the audit committee has not approved, then information about the transaction similar to that described above will be compiled. The audit committee will then determine whether the transaction should be ratified or, if possible, amended or terminated. If the related person transaction is already complete, the committee must determine whether it is appropriate to attempt to rescind the transaction. Under the Related Person Policy, the audit committee must request our Treasurer and Chief Financial Officer to review our controls and procedures to ascertain why the related person transaction was not submitted to the audit committee for its prior approval. Finally, under the Related Person Policy, the audit committee is charged with reviewing annually any previously approved or ratified related party transaction that has a remaining term of more than six months or has remaining amounts payable greater than $25,000. Based on this review, the audit committee must determine whether it is in the best interests of us and our shareholders to continue, modify or terminate any ongoing related party transaction.

Were there any related person transactions that required disclosure under applicable regulations of the SEC in 2020?

In 2020, we did not engage in any related person transactions that are required to be disclosed under applicable regulations of the SEC other than indebtedness transactions described immediately below.

Are any directors, nominees or executive officers indebted to the Bank?

Certain of our directors, nominees and officers, businesses with which they are associated and members of their immediate families are customers of the Bank and have had transactions with the Bank in the ordinary course of the Bank’s business. In the opinion of our Board of Directors, such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

EXECUTIVE OFFICERS

Who are our executive officers?

Greg L. McKee, Robert T. Smith (retired September 30, 2020) and Phillip R. Branch are our only executive officers. Information about the age, position and experience of Mr. Smith and Mr. Branch is listed below. Information about Mr. McKee appears previously under the heading “Board of Directors.” Both of our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board of Directors.

Name	Age	Position
Phillip R. Branch	37	Mr. Branch has been employed as our Treasurer and Chief Financial Officer since October 2020 upon the retirement of Mr. Smith. He has been employed by the Bank as Vice President since March 2018. Prior to that, he served as a Senior Manager in HORNE’s Financial Institutions practice serving financial institutions across the Southeast since 2006. He is a licensed Certified Public Accountant in the state of Mississippi.

Have the Company’s Board of Directors, Director Nominees or Executive Officers been involved in any material legal proceedings?

To the best of our knowledge, during the past ten years, none of the following occurred with respect to any director, director nominee or executive officer: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses), (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities, (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed suspended or vacated, (5) being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease–and–desist order, or removal or prohibition order, or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self–regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent, exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member (covering stock, commodities or derivatives exchanges, or other SROs).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the compensation program for our named executive officers (“NEOs”). Our NEOs are Mr. McKee, Mr. Branch, and Mr. Smith (retired September 30, 2020). As more fully described below, our compensation committee is charged with establishing, reviewing and administering our executive officer compensation program, including making all decisions about the compensation of our NEOs.

Who is responsible for determining compensation?

The compensation committee is responsible for determining the compensation of our NEOs and our directors. The committee consists of David P. Webb, Herbert A. King, Terrell E. Winstead and Donald L. Kilgore, who is the chairman. Each member of the compensation committee is an “independent director,” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Each member is also a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and each qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The compensation committee has adopted a written committee charter that details its authority, powers and responsibilities. A copy of the charter can be found on our website at www.citizensholdingcompany.com under the “Investor Relations - Corporate Governance” tab. The information on our website is not incorporated into this proxy statement. The compensation committee periodically reviews its charter and makes revisions as it deems appropriate. The compensation committee meets with the frequency necessary to perform its duties and responsibilities. The compensation committee usually makes many of its performance-based decisions at a meeting held in January of each fiscal year, including evaluating the performance of our NEOs during the immediately preceding year, determining the amount of their annual cash bonuses for the preceding year, and determining base salaries for the upcoming fiscal year. Grants of equity compensation are generally made in the first quarter of each year; however, the compensation committee did not make any equity grants to NEOs during 2020 other than the restricted stock grant made to Mr. McKee in his capacity as a director. The committee met five times during 2020.

Role of Our Executive Officers.

Our executive officers compile and provide information and assist in the management and administration of our executive compensation and other benefit plans. Mr. McKee will make recommendations to the compensation committee regarding the compensation of officers, other than himself.    Our executives’ responsibilities may include, but are not limited to, the following:

•	recommending pay levels and grants and awards for our officers, other than our President and Chief Executive Officer and the Treasurer and Chief Financial Officer;

•	recommending changes to ensure that our compensation programs remain competitive and align with our objectives; and

•

providing information to the compensation committee, including but not limited to (1) information concerning Company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the common stock ownership of each executive officer and his option holdings, (4) equity compensation plan dilution, and (5) compensation and performance data of other similar size banks.

Our executive officers may attend the meetings of the compensation committee, at its request, except that neither Mr. McKee nor Mr. Branch may be present during the compensation committee’s deliberation of their individual compensation. A portion of each of the five compensation committee meetings held during 2020 was an executive session during which none of our executive officers were present.

Using Compensation Consultants.

The compensation committee has the power and authority to hire outside advisors or consultants to assist the compensation committee in fulfilling its responsibilities to review our director and executive compensation programs. Prior to 2020, the compensation committee engaged Bruce Hlavacek, a registered representative of The Leaders Group, to review the Bank’s Supplemental Executive Retirement Program (the “SERP”), and the program was further reviewed by iZale Financial Group and our independent auditors. Based on those reviews, we modified the SERP to provide for lower forecasts in the rate of growth in executive pay. The SERP is described more fully in this CD&A.

In 2018, the compensation committee retained the services of ChaseCompGroup to provide an independent review of the directors’ and executive officers’ compensation programs and to make recommendations to the committee. The compensation committee has utilized some of the results of this study in formulating the current level of compensation for the executive officers and directors of the Company.

What are the objectives of our compensation program?

The fundamental purpose of our executive officer compensation program is to assist us in achieving our financial and operating performance objectives. Specifically, our compensation program has three basic objectives:

•	to retain and motivate our executive officers, including the NEOs;

•	to reward executive officers upon the achievement of measurable corporate, business unit and individual performance goals; and

•	to align each executive officer’s interests with the interests of our shareholders.

What are the specific elements of the compensation program, and what are they intended to address and reward?

The elements of the executive compensation program have remained substantially the same for several years. We believe our programs are effectively designed and are working well to align our named executive officers’ interests with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for 2020, the compensation committee considered that a vast majority of shareholders (approximately 97.9%) voted to approve the “say-on-pay” proposal at our 2020 Annual Meeting. As a result, the compensation committee continued to utilize the same elements it has used in previous years and will continue to consider shareholder concerns and feedback in the future.

Our compensation program includes four basic elements:

•

Base salary: This element is intended to reflect an executive officer’s job responsibilities and his value to us. It is also intended to retain our executive officers and to acknowledge each executive officer’s individual efforts in furthering our strategic goals.

•

Annual cash bonus: An annual cash bonus is one of the performance-based elements of our compensation program. It is intended to motivate our executive officers and to provide an immediate reward for short-term (annual) set performance.

•

Equity-based incentives: Grants of equity awards are the method we use to align the long-term interests of our NEOs with the interests of our shareholders, which is another element of performance-based compensation.

•

Welfare benefits and retirement plans: These benefits and plans are intended to retain qualified executive officers, by ensuring that our compensation program is competitive and provides an adequate opportunity for retirement savings.

Do we “benchmark” total compensation or any element of compensation?

No, the compensation committee does not believe it is appropriate to determine total compensation, or any element of compensation, based primarily on benchmarking, which is the practice of setting compensation based upon the compensation practices of other companies similar in size, industry and other characteristics. However, the compensation committee does review the Mississippi Bankers Association Salary Survey as it determines the appropriate salary levels for all our officers and employees, including the NEOs.

How are the relative amounts of each element of compensation determined?

The compensation committee does not use a specific formula to determine the amount allocated to each element of our compensation program. Instead, the compensation committee makes individual compensation decisions that provide for adequate exposure to equity, an appropriate mix of short-term and long-term rewards and an adequate performance based component.

How is base salary determined and adjusted?

Considerations. The compensation committee reviews and adjusts base salary annually. Adjustments are based upon a review of a variety of factors, including the following:

•	individual, Company and Bank performance, measured against quantitative and qualitative goals, such as asset and net income performance;

•	duties and responsibilities; and

•	compensation paid by similar size banks.

Fiscal Year 2020 Decisions. The 2020 base salary of our NEOs is included in the Summary Compensation Table that follows this discussion. For 2020, base salaries increased 5.0% when compared to base salaries paid in 2019. The primary factors evaluated by the compensation committee in connection with the decision to raise base salaries in 2020 were (1) moderate growth in assets and the earnings performance of the Company, and (2) individual performance.

Fiscal Year 2021 Decisions. The compensation committee has set the following base salaries for 2021, which was an increase over the base salary paid in 2020:

Named Executive Officer	2021 Base Salary	2020 Base Salary	Percentage Increase Over 2020 Base Salary
Greg L. McKee	$337,460	$321,390	5.0%
Phillip R. Branch	$168,000	$160,000	5.0%

How is the annual cash bonus determined?

Considerations. At its meeting in January each fiscal year, the compensation committee analyzes our performance, Bank performance and the individual performance of each NEO with the growth of our net income being the primary consideration. For the 2020 fiscal year, the compensation committee determined that Mr. McKee would be paid a cash bonus of 25% of Mr. McKee’s 2020 base salary (“McKee Base Bonus”) and Mr. Branch would be paid a cash bonus of 10% of Mr. Branch’s 2020 base salary (“Branch Base Bonus”) if our net income attained the income level set by our Board of Directors (the “Net Income Target”). The McKee Base Bonus and the Branch Base Bonus were each subject to adjustment either up or down, based upon the difference between actual net income for 2020 and the Net Income Target. For each 1% increment actual net income varied above the Net Income Target, the McKee Base Bonus and the Branch Base Bonus were increased by 2%. For each 1% increment actual net income varied below the Net Income Target, the McKee Base Bonus and the Branch Base Bonus were decreased by 5%. The tables below demonstrate how the McKee Base Bonus and Branch Base Bonus would be determined under various scenarios.

Fiscal Year 2020 Decisions. Cash bonuses paid to our NEOs are listed on the Summary Compensation Table, which follows this discussion. In 2020, our net income was 13.61% lower than the Net Income Target and accordingly, Mr. McKee received a bonus of 9.19% of his base salary (McKee Base Bonus of 25% minus a downward adjustment of 15.81%) and Mr. Branch received a bonus of 7.47% of his base salary (Branch Base Bonus of 10% minus a downward adjustment of 2.53%). Using the above formula, the compensation committee determined that Mr. McKee should receive a bonus of $29,528 and Mr. Branch should receive a bonus of $11,952.

Fiscal Year 2021 Decisions. For the 2021 fiscal year, the compensation committee determined that a cash bonus of 25% of Mr. McKee’s 2020 base salary and 10% of Mr. Branch’s 2020 base salary would be paid as a bonus if our net income is equal to 105% of the Board-adopted net income budget for 2021. The compensation committee took into consideration the outlook for the national and local economy and determined that factors beyond the control of the executive officers would dictate the level of earnings for 2021. The compensation committee further determined that if we can attain earnings in excess of the goal, then the compensation committee would consider 2021 to be a successful year. For each 1% increment above the target, the amount of either bonus is increased by 2%. For each 1% increment below the target, the amount of either bonus is decreased by 5%. For example, if net income exceeds the target by 5% in 2020, then the applicable bonus percentages increase to 27.5% of Mr. McKee’s base salary and 12.5% of Mr. Branch’s base salary. If net income is 5% less than the target in 2020, then Mr. McKee’s bonus percentage decreases to 18.75% of his base salary and Mr. Branch’s bonus percentage decreases to 7.5% of his base salary.

How is equity compensation determined and paid?

Considerations. Prior to 2009, equity compensation was granted under our LTIP, our 1999 Employees’ Long-Term Incentive Plan, in the form of stock options, which are used to incentivize long-term performance. In 2013, we adopted the 2013 Incentive Compensation Plan, which provides for various forms of equity awards, including stock options and restricted stock, to incentivize long-term performance. Stock options and restricted stock align management’s interests with those of our shareholders. The exercise price for stock options is always the fair market value of our common stock on the grant date, which is the closing market price of our common stock on the date of the grant as quoted on The Nasdaq Global Market (or on the immediately preceding trading date if shares are not traded on the grant date). Unless the compensation committee otherwise provides, restricted stock vest in one year and options vest in six months and one day after grant, and stock options lapse ten years after the grant date. The vesting of restricted stock and options is accelerated and an executive officer’s options remain exercisable for not less than six months following a change in control of the Company.

The compensation committee believes that the practice of making grants about the same date each year precludes any inference that we are attempting to manipulate the timing of our equity grants to take advantage of non-public information. We do not backdate options or grant options retroactively. Generally, in determining the amount of any grant, the compensation committee considers:

•	the position, responsibility and prior performance of each executive officer;

•	his ability to affect corporate performance;

•	the value of grants or awards in relation to other elements of total compensation; and

•	the number of shares of our common stock that he owns, whether directly or beneficially.

Fiscal Year 2020 Decisions. The Summary Compensation Table and the table entitled Grants of Plan Based Awards, which follow this discussion, each provide specific information about equity awards granted for the 2020 fiscal year. For 2020, in addition to the 750 shares of restricted stock granted to Mr. McKee in his capacity as a director of the Company, he was also granted 7,500 shares of restricted stock in 2015 in which the vesting schedule is dependent on the five-year stock performance of the Company. During 2020, the stock price did not reach the performance goal and Mr. McKee was not vested in any shares of the restricted stock granted in 2015 and the plan expired upon not meeting the 2020 stock performance metrics and 4,500 shares of restricted stock were forfeited by Mr. McKee.

How are welfare and retirement plans integrated into our compensation program?

Retirement Benefits. We offer our eligible employees, including our NEOs, participation in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis. In 2020, we provided 50% matching contributions, up to 6% of compensation deferred, as well as discretionary non-matching contributions. Both contributions are subject to the completion of a three-year incremental service vesting period. The plan provides for the distribution of account balances following termination of employment, generally in the form of a lump sum. The Summary Compensation Table includes information about our contributions for the 2020 fiscal year.

Supplemental Retirement Benefits. We also maintain a Supplemental Executive Retirement Plan, or SERP, for our NEOs. The SERP is a noncontributory, nonqualified retirement plan. It generally provides for the payment of benefits upon retirement, death or disability. If a participant retires on or after reaching the age 55, the participant is entitled to receive a benefit equal to 50% of the participant’s average base salary during the three years preceding retirement. This benefit is reduced by 5% for each year between the participant’s age at retirement and his 65th birthday. The benefit is paid in monthly installments over 15 years, commencing the month after the participant’s employment ends.

If a participant’s employment ends before age 55, he is entitled to receive the vested portion of his benefit in a lump sum the month following termination of employment. Each of our NEO’s benefit is fully vested. The Pension Benefits table that follows this discussion sets forth the amount of the benefit that each NEO has accrued under the SERP as of December 31, 2020.

If a participant’s employment ends within two years of a change in control, our SERP provides a benefit equal to 50% of his average base salary over the three years preceding his termination. Payment is made in monthly installments over 15 years, commencing the month after the participant’s employment ends. The term “change in control” is defined to include the following events:

•	any person or group becomes the direct or indirect beneficial owner of at least 25% of our or the Bank’s outstanding voting stock;

•	the completion of a merger of us or the Bank in which we or the Bank, as applicable, are not the surviving entity;

•	sale of our or the Bank’s assets equal to 25% of the fair market value of all of our or the Bank’s gross assets prior to the sale;

•	the members of our or the Bank’s board of directors immediately prior to a tender offer, exchange offer or contested director election cease to constitute a majority after such transaction; or

•	a tender offer or exchange offer is made which, if completed, would result in the offeror owning at least 25% of our or the Bank’s outstanding voting stock.

Welfare Benefits. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental and life insurance plans, some of which are contributory.

Have we entered into employment, severance, change in control or other agreements with our NEOs?

Yes. We have entered into a change in control agreement with Mr. McKee, and our NEOs are entitled to change in control benefits under the SERP. We believe that change in control payments ensure that personal concerns do not impede transactions that may be in the best interests of our shareholders, such as a sale of the Company to a third party. The agreement is described in the section below titled “Potential Payments upon Termination or Change in Control.”

What risks are associated with our compensation practices?

We believe that any risks arising from our compensation policies and practices for our employees, including our NEOs, are not reasonably likely to have a material adverse effect on us. Our compensation program is relatively simple and has only three material elements: base salary; annual cash bonus; and equity-based incentive compensation. Base salary represents a fixed amount of payment and therefore does not encourage any excessive risk taking. The compensation committee has determined annual bonus amounts by objectively analyzing changes in our net income, which has a positive effect on shareholder value and mitigates any incentive for employees to take excessive risk. Finally, our equity-based incentive compensation program provides for various equity awards, including restricted stock and stock options. We believe that the equity component of our compensation program serves to align the long-term interest of management with the interests of shareholders and thus mitigates excessive risk taking.

How do tax, accounting and other statutes or regulations affect the compensation paid to our NEOs?

Section 162(m). Section 162(m) of the Code limits publicly held companies to an annual deduction for federal income tax purposes of $1.0 million for compensation paid to each of its chief executive officer, chief financial officer and the next three most highly compensated executive officers whose compensation is required to be disclosed in the company’s annual proxy statement (referred to as “Covered Employees”). Historically, there has been an exception to this $1.0 million limitation for performance-based compensation that meets certain requirements, and the chief financial officer has been excluded from the definition of a Covered Employee. Effective January 1, 2018, under the recently enacted Tax Cuts and Jobs Act, the exception for performance-based compensation has been eliminated, and compensation paid to the chief financial officer is now subject to the $1.0 million deduction limitation. The amendments to Section 162(m) include a grandfather clause applicable to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not materially modified after such date.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company’s compensation programs. The compensation committee believes that achieving its objectives under the compensation philosophy set forth above is more important than the benefit of tax deductibility. The compensation committee reserves the right to maintain flexibility in how it compensates its executive officers that may result in limiting the deductibility of amounts of compensation from time to time. Given our current levels of compensation, the compensation committee does not anticipate that the compensation presently paid to any executive officer will be impacted by the limit or the recent changes to Section 162(m).

Other Statutes and Regulations. In January 2006, we adopted the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which replaced FASB 123R. ASC Topic 718 establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Under ASC Topic 718, we are required to recognize compensation expense for all share-based payments to our employees, including our NEOs. Since the adoption of ASC Topic 718, we have granted 12,500 options and 12,750 shares of restricted stock to our NEOs.

What are the compensation committee’s conclusions with respect to the 2020 fiscal year?

After considering all of the elements of compensation paid to our NEOs in 2020, the compensation committee has concluded that the compensation is reasonable and not excessive. This conclusion is based upon a number of factors, including the following:

•	our earnings over the previous three years;

•	our growth in dividends;

•	that meaningful portion of our NEOs’ total compensation is subject to the achievement of performance goals; and

•	that the total compensation levels for our NEOs are consistent with the compensation levels deemed appropriate by the committee, which are less than those of similar size banks.

Report of the Compensation Committee

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Committee:	Donald L. Kilgore, Chairman David P. Webb Herbert A. King Terrell E. Winstead

Compensation Committee Interlocks and Insider Participation

David P. Webb, Donald L. Kilgore, Terrell E. Winstead and Herbert A. King are the members of the compensation committee, and they determined the compensation for our executive officers in 2020. None of the members of the compensation committee is or was an officer or employee of the Company or the Bank. During 2020, none of our NEOs served as a director or member of the compensation committee of any other entity whose executive officers served on our Board of Directors or compensation committee.

Compensation Tables

The following table provides information concerning the total compensation earned or paid to our NEOs for services rendered to us or the Bank during the 2020, 2019, and 2018 fiscal years.

Summary Compensation Table

(2020, 2019 and 2018 Fiscal Years)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)
Greg L. McKee President and Chief Executive Officer	2020	321,390	29,528	15,368	124,852	52,030	(3)	521,844
	2019	306,086	19,322	16,148	86,573	51,247		479,376
	2018	296,086	29,573	16,538	83,098	50,369		475,664
Phillip R. Branch Treasurer and Chief Financial Officer	2020	160,000	11,952	—	—	22,236	(5)	194,188
Robert T. Smith Retired Treasurer and Chief Financial Officer	2020	185,672	—	—	39,811	16,445	(4)	241,928
	2019	180,264	6,841	—	11,781	20,475		219,361
	2018	175,014	10,489	—	20,359	19,853		225,715

(1)

Neither Mr. McKee, Mr. Smith nor Mr. Branch received any options in 2020, 2019, or 2018. These non-cash payments only represent the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, of 750 shares of restricted stock granted in 2018, 2019 and 2020 to Mr. McKee in his capacity as a director. The value of the awards shown in this column is based on the grant date closing price.

(2)	This amount represents an increase in accrued benefits under our Supplemental Executive Retirement Plan.

(3)

For 2020, includes director’s fees of $21,325, our matching and profit-sharing contributions to the Bank’s 401(k) plan in the amount of $19,472, the value of group life insurance premiums in the amount of $1,531, and group health premiums in the amount of $9,702.

(4)

For 2020, includes our matching and profit-sharing contributions to the Bank’s 401(k) plan in the amount of $9,351, the value of group life insurance premiums in the amount of $662, and group health premiums in the amount of $6,432.

(5)

For 2020, includes our matching and profit-sharing contributions to the Bank’s 401(k) plan in the amount of $8,471, the value of group life insurance premiums in the amount of $1,318, group health premiums in the amount of $7,318 and country club dues in the amount of $5,130.

Grants of Plan –Based Awards in 2020

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value Of Stock and Option Awards ($)(1)
Mr. McKee	April 29,2020	750	$15,368

(1)	This column shows the full grant date fair value of the restricted stock granted in 2020 under ASC 718. Such shares were granted to Mr. McKee in his capacity as a director.

Neither, Mr. Branch nor Mr. Smith were granted any plan-based awards of stock options or restricted stock in 2020.

The following table includes information about the unexercised options and restricted stock award held by our NEOs at the end of our 2020 fiscal year, which were granted under our LTIP. The exercise price is fair market value on the date of grant, defined as the closing market price of a share of our common stock as quoted on The Nasdaq Global Market. The terms and conditions of our option grants are summarized above in the CD&A.

Outstanding Equity Awards at December 31, 2020

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested($)
Greg L. McKee	4/29/2020					750	15,368

Option Exercises and Stock Vested in 2020

Name	Number of Securities Underlying Exercised Options (#)	Restricted Stock Vested (#)	Value Realized on Exercise/ Vesting ($)	Option Exercise/Vesting Date
Greg L. McKee		750	16,148	4/28/2020

Neither the Company nor the Bank maintains a tax-qualified defined benefit or pension plan. The following table includes information about the benefits accrued under the Bank’s nonqualified Supplemental Executive Retirement Plan, or SERP.

Pension Benefits

Name	Number of Years Of Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments in Fiscal 2020 ($)
Greg L. McKee	37	986,826	—
Phillip R. Branch	3	—	—

(1)

This amount represents the present value as of December 31, 2020, of the accumulated benefit necessary to fund a retirement benefit under the SERP using a 5.12% interest rate and amortizing an appropriate service cost per year until retirement.

Potential Payments upon Termination or Change in Control

The Bank has entered into an agreement with Mr. McKee, which provides for a payment upon the occurrence of a change in control, whether or not Mr. McKee’s employment continues after the change in control. In the event of a change in control, the Bank will pay to Mr. McKee an amount equal to 2.99 times his average annual compensation for the five whole calendar years immediately preceding the year of the change in control. The payment will be made in 12 equal monthly installments commencing on the first business day of the month next following the date of the change in control.

The term “change in control” is defined in Mr. McKee’s agreement to include the following events:

•	any person or group becomes the direct or indirect beneficial owner of more than 50% of the Bank’s outstanding voting stock;

•	as a result of a merger or consolidation of the Bank, less than 50% of the surviving corporation’s outstanding voting securities owned by us;

•	a transfer of substantially all of the property of the Bank other than to an entity in which the Bank owns at least 50% of the voting stock; or

•	the majority of the Bank’s board of directors is replaced without recommendation or approval of a majority of the incumbent board.

As discussed in the CD&A section of this proxy statement, the Bank’s SERP also provides for payments in the event employment is terminated in connection with a change in control.

Assuming the change in control occurred on the last business day of the 2020 fiscal year, the aggregate amounts payable under Mr. McKee’s change in control agreement and each NEO’s benefit under the SERP are as follows:

Name	Change in Control Agreement	SERP	Total
Greg L. McKee	$991,088	$2,308,905	$3,299,993

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Greg L. McKee, our CEO.

For 2020, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $44,270, and the annual total compensation of our CEO as detailed in the Summary Compensation Table in this proxy, was $521,844. Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 11.8 to 1.

To determine the median of the annual total compensation of all employees of the Company (other than our CEO), we identified our total employee population as of December 31, 2020, which consisted of approximately 289 individuals. Of these employees, approximately 264 individuals are full-time equivalent employees, with the remainder employed on a part-time (less than 40 hours per week) basis.

To identify the “median employee” we conducted an analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2020. “Total compensation” consisted of base pay, bonuses, commissions, fringe benefits, incentives, severance and vacation payout. Using this methodology, we determined that the “median employee” was a full-time branch head teller responsible for all teller operations within the branch. With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The audit committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist our Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The audit committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

Our management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements prior to the filing of our Annual Report on Form 10-K, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2020 with management. In addition, the audit committee has discussed with HORNE LLP, our independent registered public accounting firm, the matters required by Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight, and other matters required by the charter of this committee.

The audit committee also has received the written disclosures and the letter from HORNE LLP required by the Public Company Accounting Oversight Board regarding HORNE LLP’s communications with the audit committee concerning independence, and has discussed with HORNE LLP their independence from us and our management.

The audit committee has received both management’s and the independent registered public accountant’s reports on internal control over financial reporting and has discussed the results of those audits. Management reported to the audit committee that no material weaknesses were identified by management during its assessment.

The audit committee has discussed with our management and the independent registered public accountants such other matters and received such assurances from them as they deemed appropriate.

As a result of their review and discussions, the audit committee has recommended to our Board of Directors the inclusion of our audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

AUDIT COMMITTEE:
Terrel E. Winstead, Chairman
Don L. Fulton
Jane D. Crosswhite
Herbert A. King

PROPOSAL NO. 1 THE ELECTION OF DIRECTORS

Proposal No. 1 relates to the election of four Class I directors to our Board of Directors.

Proposal No. 1 - Election of the Four Class I Directors Named Herein, each to serve a three-year term

Our Board of Directors has nominated, based upon the recommendations of our nominating committee, Donald L. Kilgore, Herbert A. King, Gregory E. Cronin and Jason Voyles for election as Class I directors to serve until the 2024 Annual Meeting or until their successors are duly elected and qualified. Mr. Kilgore, Mr. King and Mr. Cronin currently serve as Class I members of our Board of Directors. Mr. Voyles is nominated for the board seat that is being vacated due to the retirement of Mr. Fulton. Information about the ages and experience of the directors up for reelection is previously provided.

What happens if a shareholder has submitted a nominee for election as director?

Four Class I directors will be elected from among the candidates listed above and from any other candidate that a shareholder properly nominates in accordance with our bylaws. As of the date of this proxy statement, we have not been advised that a shareholder intends to submit a nominee for election as a Class I director, and the proxy holders will not have discretionary authority to vote for any nominee submitted by a shareholder that has not been nominated by the nominating committee.

What are the voting procedures?

Our Bylaws provide that our Directors are elected by a majority vote. Majority voting provides that nominees for directors are elected by the shareholders so long as the nominee receives more votes “FOR” than “AGAINST”; provided that if there are more nominees than positions standing for election, then the directors are elected by a plurality of votes. Because there are four Class I nominees who have been nominated to fill four director positions, each of the four Class I nominees will be elected if such nominee receives more votes “FOR” than “AGAINST.”

Shares represented by a properly signed and dated proxy card will be voted in accordance with the instructions on the card at the Annual Meeting. If the proxy card is signed but no instructions are given with respect to the election of Class I directors, the proxy holders will vote the proxies received by them for our Board of Directors’ nominees for Class I director listed above.

If for any reason one or more of the nominees named above is not available as a candidate for director, an event our Board of Directors does not anticipate occurring, the proxy holders will vote, in their discretion, for another candidate or candidates nominated by the nominating committee of our Board of Directors.

Our Board of Directors unanimously recommends a vote “FOR” the election of the four Class I directors named herein, each to serve a three-year term.

PROPOSAL NO. 2 – APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR EXECUTIVE OFFICER COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that shareholders have the opportunity to vote to approve, on an advisory (non-binding) basis, our executive officer compensation commencing with our 2011 annual meeting (a so-called “say-on-pay” vote).

The advisory vote to approve executive officer compensation is an advisory, non-binding vote on the compensation of the Company’s NEOs, as described in the CD&A section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote to approve executive officer compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management. The Dodd-Frank Act requires the Company to hold the advisory vote on executive officer compensation at least once every three years. We hold this advisory vote at each annual meeting and the next vote will be held at the 2021 annual meeting.

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executive officers, and (2) to align our executive officers’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The compensation committee believes executive officer compensation should be directly linked both to continuous improvements in corporate performance and accomplishments that are expected to increase shareholder value. The CD&A section of this proxy statement provides a more detailed discussion of the executive officer compensation program and compensation philosophy.

The vote under this Proposal No. 2 is advisory. Therefore, it is not binding on the Company, our Board of Directors or our compensation committee. Nevertheless, our Board of Directors, including our compensation committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns. We conduct this say-on-pay vote annually, thus shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

Our Board of Directors asks you to approve the following resolution:

RESOLVED, that that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the proxy statement for the Company’s 2021 Annual Meeting is hereby approved.

What are the voting procedures?

Approval of this advisory (non-binding) proposal requires that the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes have no effect.

Our Board of Directors unanimously recommends a vote “FOR” the Approval, on an Advisory (Non-Binding) Basis, of our Executive Officer Compensation

PROPOSAL NO. 3 – RATIFICATION OF OUR BOARD OF DIRECTORS’ APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Who are our auditors?

HORNE LLP, an independent registered public accounting firm, has served as our auditor since December 31, 1998. The audit committee has appointed HORNE LLP to serve as auditor for the fiscal year ending December 31, 2020. Although the appointment of an independent auditor does not require approval by the shareholders, our Board of Directors has chosen to submit its selection for ratification by the shareholders. The audit committee, however, reserves the right to change independent auditors at any time, notwithstanding shareholder ratification.

A representative of HORNE LLP is expected to attend the Annual Meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

What fees were paid to the auditors in 2020 and 2019?

Fees related to services performed for us by HORNE LLP in fiscal years 2020 and 2019 are as follows:

	2020	2019
Audit Fees (1)	$311,199	$315,950
Audit-Related Fees (2)	18,000	19,500
Tax Fees (3)	35,232	41,800
All Other Fees	—	—

Total	$364,431	$377,250

(1)

Audit fees include fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and regulatory and statutory filings.

(2)	Audit-related fees primarily include professional services rendered for the audit of our employee benefit plans and technical accounting, consulting and research.

(3)

Tax fees and expenses include tax compliance services, tax advice, and tax planning assistance, all of which were pre-approved by the audit committee. All tax fees were permissible tax fees under SEC rules.

In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent auditor prior to engagement for the services, subject to the de minimis exceptions for non-audit services permitted by SEC rules and regulations. For fiscal years 2020 and 2019, none of the fees listed under Audit-Related Fees, Tax Fees or All Other Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent auditors when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

What are the voting procedures?

Ratification of the appointment of the independent accountants requires that the votes cast in favor exceed the votes cast against. Abstentions will have no effect.

Our Board of Directors has unanimously approved the appointment of our independent registered public accounting firm and recommends a vote “FOR” ratification of our Board of Directors’ appointment of our independent registered public accounting firm for the 2021 fiscal year.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

At each annual meeting, our Board of Directors submits to shareholders its nominees for election as directors. In addition, the Board of Directors may submit other matters to the shareholders for action at an annual meeting. Shareholders may also submit proposals for action at an annual meeting.

Proposals in Our Proxy Statement

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2022 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. If the 2022 Annual Meeting is held within 30 days of April 26, 2022, to be eligible for inclusion in our proxy materials, shareholder proposals must be received by the Secretary at Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350, no later than the close of business on November 18, 2021, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

Proposals to be Introduced at the 2022 Annual Meeting

For any shareholder proposal intended to be presented in connection with the 2022 Annual Meeting, including any proposal relating to the nomination of a director to be elected to our Board of Directors, but not to be included in our proxy statement for such meeting, a shareholder must give timely written notice thereof in writing to the President in compliance with the advance notice and eligibility requirements contained in our bylaws. To be timely, a shareholder’s notice must be delivered to the President at the address given above not less than 14 days nor more than 50 days prior to the date of the annual meeting; provided, however, that if notice of the Annual Meeting is given to shareholders less than 21 days prior to the meeting date, the shareholder’s written notice must be mailed or delivered to the President no later than the close of business on the seventh day following the day on which the notice of meeting was mailed to shareholders. Proposals and nominations not made in accordance with our bylaws may be disregarded by the chairman of the meeting in his or her sole discretion.

The specific requirements of our advance notice and eligibility provisions are set forth in Section 2.14 of our bylaws, as amended, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary at Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

OTHER MATTERS

As of the time this proxy statement was printed, our management was unaware of any other matters to be brought before the Annual Meeting other than those set forth herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon written request of any record holder or beneficial owner of shares of common stock entitled to vote at the Annual Meeting, we, without charge, will provide an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC. Requests should be mailed to Phillip R. Branch, Treasurer and Chief Financial Officer, Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

By Order of the Board of Directors,

/s/ Greg L. McKee
March 19, 2021	Greg L. McKee, President and Chief Executive Officer

REVOCABLE PROXY

This Proxy is Solicited on Behalf of the Board of Directors of

CITIZENS HOLDING COMPANY

The undersigned does hereby nominate, constitute and appoint HERBERT A. KING and GREG L. MCKEE, or either of them (each with full power to act alone and with full power of substitution and resubstitution), as their true and lawful attorney, to vote this Proxy. The undersigned also hereby authorizes said individuals to represent the undersigned, and to vote upon all matters that may properly come before the 2021 Annual Meeting of Shareholders of Citizens Holding Company (the “Company”) to be held on Tuesday, April 27, 2021, or any adjournment(s) or postponement(s) thereof, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side and subject to the rules and regulations of the Securities and Exchange Commission governing the exercise of discretionary authority by a proxy holder, with full power to vote all shares of Common Stock of the Company held of record by the undersigned on March 12, 2021. Absent specific instructions from the undersigned, this Proxy authorizes the proxy holders named herein to vote in favor of the nominees for election of director listed on the reverse side as such proxy holders shall determine, in their sole and absolute discretion. I acknowledge receipt of the Company’s notice and accompanying Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NOS. 2 AND 3 AND “FOR” EACH OF THE NOMINEES FOR CLASS I DIRECTORS ON PROPOSAL 1.

IMPORTANT- This Proxy must be signed and dated on the reverse side.

Annual Meeting of Shareholders of

CITIZENS HOLDING COMPANY

April 27, 2021

Please date, sign and mail your proxy card

in the envelope provided as soon as possible.

PROPOSAL NO. 1: To elect the four Class I directors named herein, each to serve a three-year term.

☐ FOR ALL NOMINEES		☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

Nominees:	Donald L. Kilgore	☐
	Herbert A. King	☐
	Gregory E. Cronin	☐
	Jason R. Voyles	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s) for Class I director, mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

PROPOSAL NO. 2: To approve, on an advisory (non-binding) basis, our executive officer compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL NO. 3: To ratify the approval by our Board of Directors of our independent registered public accounting firm for the 2021 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no specific directions are given, your shares will be voted by the individuals designated on this Proxy “FOR” Proposal Nos. 2 and 3, and “FOR” the nominees for Class I directors on Proposal 1. The individuals designated on this Proxy will vote in their discretion on any other matter that may properly come before the meeting, subject to the rules and regulations promulgated by the Securities and Exchange Commission governing the exercise of discretionary authority by a proxy holder.

Signature of Shareholder:

Date: , 2021

Signature of Shareholder:

Date: , 2021

NOTE: Please sign name exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.